UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2021

VERTIV HOLDINGS CO

Exact name of registrant as specified in its charter

Delaware	001-38518	81-2376902
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1050 Dearborn Drive, Columbus, Ohio 43085

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 614-888-0246

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	VRT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2021, Vertiv Holdings Co, a Delaware corporation (the “Company”), VPE Holdings, LLC (the “Selling Shareholder”) and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. (collectively, the “Underwriters”) entered into an underwriting agreement (the “Underwriting Agreement”), pursuant to which the Selling Shareholder agreed to sell to the Underwriters, and the Underwriters agreed to purchase from the Selling Shareholder, subject to and upon the terms and conditions set forth therein, 20,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of the Company, at a price of $24.8257 per share, less underwriting discounts.

Pursuant to the terms of the Underwriting Agreement, the Selling Shareholder also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 3,000,000 shares of Class A common stock at the same price per share as the Class A common stock, less underwriting discounts. The Underwriters subsequently notified the Selling Shareholder of their intent to exercise such option for 1,925,000 shares of Class A common stock, and the Selling Shareholder completed the sale of an aggregate of 21,925,000 shares of Class A common stock to the Underwriters on November 4, 2021. The Selling Shareholder received net proceeds from the offering of approximately $544,303,472, before deducting underwriting discounts. The Company did not receive any proceeds in the offering.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and the Selling Shareholder and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make in respect of these liabilities.

Pursuant to the Underwriting Agreement, the Company, the directors and officers of the Company and certain affiliates of the Company have agreed not to sell or otherwise dispose of any Class A common stock held by them for a period ending 30 days after the date of the Underwriting Agreement without first obtaining the written consent of the representatives of the Underwriters, subject to certain exceptions. In addition, the Selling Shareholder has agreed to the same restrictions (described above) for a period ending 60 days after the date of the Underwriting Agreement.

The offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-236334), a base prospectus dated May 10, 2021, included as part of the registration statement, and a prospectus supplement, dated November 1, 2021, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company or the Selling Shareholder. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the agreement, and may be subject to limitations agreed upon by such parties.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The legal opinion of Latham & Watkins LLP relating to the validity of the Class A common stock is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01 Other Events

On November 4, 2021, the Company, issued a press release announcing that its Board of Directors has declared a cash dividend of $0.01 per share of Class A common stock. The dividend is payable to the Company’s shareholders of record, as of December 1, 2021, and is expected to be paid on December 16, 2021. A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01 (d) Financial Statements and Exhibits

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement, dated November 1, 2021, by and among Vertiv Holdings Co, VPE Holdings, LLC, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

99.1	Press release of Vertiv Holdings Co dated November 4, 2021 (Dividend Announcement Press Release).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2021	Vertiv Holdings Co

/s/ David J. Fallon
Name: David J. Fallon
Title: Chief Financial Officer